Exhibit 4.1

                        CERTIFICATE OF WARRANT ADJUSTMENT
                    REDEEMABLE COMMON STOCK PURCHASE WARRANTS


The undersigned, being the Senior Vice President and Chief Financial Officer of FOCUS Enhancements, Inc. (the "Company") hereby certifies that, pursuant to
Section 4.3 of that certain Warrant Agreement by and among the Company and Mellon Securities Trust Company, dated May 24, 1993, that the terms of the Company's Redeemable Common Stock Purchase Warrants issued in connection with the Company's public offering on May 24, 1993, (the "Public Warrants") are hereby adjusted as follows:

         o Each Public Warrant, with an exercise price of $6.75, entitles the holder to purchase 1.774 shares of Common Stock, which is equal to $3.81 per Common Share on a pro-rated basis, until May 23, 1998.

The foregoing purchase price and numbers of shares of Common Stock issuable upon exercise are primarily the result of adjustments during the period June 30, 1994 through June 30, 1997 due to: (a) the sale of an aggregate of 5,974,631 additional shares of Common Stock for less than the purchase price of Common Stock under the Public Warrant at the date of sale relating to Private Placement Offerings; (b) the issuance of "Non Public Warrants" to purchase 795,000 additional shares of Common Stock for less than the purchase price of Common Stock under the Public Warrant at the date of issuance relating to Private Placement Offerings; (c) the issuance of "Non Public Warrants" to purchase 250,000 additional shares of Common Stock for less than the purchase price of Common Stock under the Public Warrant at the date of issuance relating to debt refinancing; (d) the issuance of "Non Public Warrants" to purchase 308,545 additional shares of Common Stock for less than the purchase price of Common Stock under the Public Warrant at the date of issuance relating to debt conversions; (e) the grant of vested (through June 30, 1997) Non-Qualified Stock Options to purchase 200,000 additional shares of Common Stock for less than the purchase price of Common Stock under the Public Warrant at the date of grant relating to Key Officer and Director Arrangements; and, (f) the sale of an aggregate of 732,869 additional shares of Common Stock for less than the purchase price of Common Stock under the Public Warrant at the date of sale relating to the acquisition of TVIEW, Inc.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the 13th day of August, 1997.



/s/ Harry G. Mitchell
Harry G. Mitchell
Senior Vice President and
Chief Financial Officer